Exhibit 99.2

INVESTOR PRESENTATION October 2021

DISCLAIMER

Important Information

This presentation (the "presentation") is being provided on a non-reliance basis for informational purposes only. This presentation has been prepared to assist interested parties in making their own evaluation with respect to a potential business combination between TradeZero Holding Corp. ("TradeZero" or the "Company") and Dune Acquisition Corp. ("DUNE") and related transactions (the "Proposed Business Combination"). Reliance on this presentation for the purpose of engaging in an investment activity may expose you to a significant risk of losing all of the property or assets invested. This presentation does not purport to contain all of the information that may be required to evaluate an investment or transaction and you should conduct your own independent analysis of the information contained or referred to herein. You acknowledge that the Company, DUNE, and their respective representatives are under no obligation to accept any offer or proposal by any person or entity regarding any investment or transaction.

This presentation contains information of a general nature and is not, and does not purport to be, a complete description of the Company or DUNE, or to contain all information that any investor may require or consider material in respect of any evaluation of the Company. This presentation is for background information purposes only, and does not constitute legal, accounting, tax, financial product or investment advice, or a recommendation (either express or implied) to invest in the Company and DUNE. It has been prepared without taking into account the objectives, financial situation or needs of any investor. This presentation is not intended to form the basis of any investment decision.

Investors are responsible for conducting their own due diligence in respect of the information, considering the appropriateness of the information in this document and having regard to their own objectives, financial situation and needs, and seeking independent financial, legal and taxation advice before proceeding with any further consideration of an investment in the Company and DUNE. Information about past performance given in this presentation is given for illustrative purposes only and should not be relied on as, and is not, an indication of future performance. The projections have been prepared by management and have not been independently verified or based on any specific customer projections. See "*Projections*." Any statements contained in the presentation that relate to tax matters were neither written nor intended to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then the statement expressed herein is being delivered to support the promotion or marketing of the matter addressed and the person should seek advice based on its particular circumstances from an independent tax advisor.

This presentation is based on information available at the time of preparation, speaks only as of its date, and is in draft form and subject to change with or without notice. All information and opinions contained in this presentation have been provided by the Company, DUNE or from public sources.

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DISCLAIMER (CONT'D)

Neither DUNE, nor the Company undertakes to advise or notify any person of any information coming to their attention in relation to the Company or otherwise to correct, update, revise or reissue this presentation, or accepts any duty of care to any person in respect of this presentation. You accept this presentation on the basis that, to the maximum extent permitted by law, neither DUNE, nor the Company or any other person shall have any liability (including, without limitation, any liability arising from fault or negligence) for any costs, expenses, damage or loss (including direct, indirect and consequential loss) arising from the use of this presentation or its contents, or otherwise in connection with this presentation or any words or conduct outside of it, including but not limited to in respect of any forward looking statements or any incorrect or misleading information made in, or any omission from, this presentation.

Forward-looking statements

All statements contained in this presentation other than statements of historical facts, including the Company's business strategy and plans and objectives for future operations, including its financial performance, are forward-looking statements. Forward-looking statements may be identified by the use of words such as "estimate," "plan," "project," "forecast," "intend," "will," "expect," "anticipate," "believe," "seek," "target," "continue," "may" or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean a statement is not forward looking. Indications of, and guidance or outlook on, future earnings, dividends or financial position or performance are also forward looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially, and potentially adversely, from those expressed or implied in the forward-looking statements. Most of these factors are outside DUNE's and the Company's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Agreement and Plan of Merger (the "Merger Agreement"); (ii) the outcome of any legal proceedings that may be instituted against DUNE and the Company following the announcement of the Merger Agreement and the transactions contemplated therein; (iii) the inability to complete the proposed business combination, including due to failure to obtain approval of the stockholders of DUNE, certain regulatory approvals, or the satisfaction of other conditions to closing in the Merger Agreement; (iv) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (v) the impact of the COVID-19 pandemic on the Company's business and/or the ability of the parties to complete the proposed business combination; (vi) the inability to maintain the listing of DUNE's shares on the NYSE following the proposed business combination; (vii) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (viii) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and retain its key employees; (ix) costs related to the proposed business combination; (x) changes in applicable laws or

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DISCLAIMER (CONT'D)

regulations; and (xi) the possibility that the Company or DUNE may be adversely affected by other economic, business, and/or competitive factors. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in DUNE's most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning DUNE or the Company, the transactions described herein or other matters attributable to DUNE, the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Each of DUNE or the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based, except as required by law.

TradeZero Projections

This presentation includes projections, assumptions and estimates of the Company's future performance and the future performance of the markets in which it operates are necessarily subject to a high degree of uncertainty and risk. Such projections, assumptions and estimates constitute forward-looking statements and are for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. Neither DUNE, nor the Company, has verified or audited, nor will they verify or audit, the information used to prepare such projections, assumption or estimates. No representation or warranty, express or implied, is given by DUNE or the Company (and any warranty expressed or implied by statute is hereby excluded) as to the currency, fairness, reasonableness, correctness, accuracy, completeness or otherwise of this presentation, the contents of this presentation or any other document or information supplied (whether provided in writing or orally), or which may be supplied at any time or any opinions or projections expressed herein or therein. Nothing contained in this presentation, the information or other document shall be relied upon as a promise or a representation, whether as to the past, present or future.

Industry, Market Data and other Third Party Content

This presentation also contains estimates and other statistical data made by independent parties and by the Company relating to market size and growth and other data about the relevant industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. None of the Company, DUNE, nor any other person makes any representation as to the accuracy or completeness of such data or undertakes any obligation to update such data after the date of this presentation. Reproduction and distribution of third party content in any form is prohibited except with the prior written permission of the related third party. Third party content providers do not guarantee the accuracy, completeness, timeliness or availability of any information, including ratings, and are not responsible for any errors or omissions (negligent or otherwise), regardless of the cause, or for the results

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DISCLAIMER (CONT’D) obtained from the use of such content. THIRD PARTY CONTENT PROVIDERS GIVE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NO T L IMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. THIRD PARTY CONTENT PROVIDERS SHALL NOT BE LIABLE F OR ANY DIRECT, INDIRECT, INCIDENTAL, EXEMPLARY, COMPENSATORY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, COSTS, EXPENSES, LEGAL FEE S, OR LOSSES (INCLUDING LOST INCOME OR PROFITS AND OPPORTUNITY COSTS OR LOSSES CAUSED BY NEGLIGENCE) IN CONNECTION WITH ANY USE OF THE IR CONTENT, INCLUDING RATINGS. Unaudited Historical Information The financial information and data contained in this presentation is unaudited and does not conform to Regulation S - X. According ly, such information and data may not be included in, may be adjusted in or may be presented differently in, any proxy statement, registration statement, or prospectus to be f ile d by DUNE with the SEC, and such differences may be material. Non - GAAP Measures Some of the financial information and data contained in this presentation, such as Adjusted EBITDA, Adjusted EBITDA Margin, A dju sted Net Income and Adjusted Net Income Margin, have not been prepared in accordance with United States generally accepted accounting principles ("GAAP"). These non - GAA P financial measures (including on a projected basis) are an addition, and not a substitute for or superior to, measures of financial performance prepared in acco rda nce with GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. The Company be lie ves that non - GAAP financial information may be helpful to investors because it provides consistency and comparability with past financial performance and useful suppleme nta l information about the Company. There are a number of limitations related to the use of non - GAAP financial metrics versus their nearest GAAP equivalents. For example, other companies may calculate non - GAAP metrics differently or may use other metrics to evaluate their performance, all of which could reduce the usefulness of the Company's no n - GAAP financial metrics as tools for comparison. Additionally, to the extent that forward - looking non - GAAP financial measures are provided, they are presented on a non - GAAP basi s without reconciliations of such forward - looking non - GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reco nciliations. The Company urges you to not to rely on any single financial measure to evaluate the business. Intellectual Property and Trademarks No person (including any Recipient) shall acquire (by license or otherwise, whether express or implied) any intellectual prop ert y rights or other rights in respect of the information contained in this presentation, except the limited right to use such information in accordance with the express provisions of th is presentation . Each Recipient must comply with all applicable privacy laws in respect of the 5

DISCLAIMER (CONT'D)

Information and cooperate to resolve any complaint alleging any breach of any such laws in respect of any handling or use of the information by any Recipient.

The Company and DUNE own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This presentation also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties' trademarks, service marks, trade names or products in this presentation is not intended to, and does not imply, a relationship with the Company or DUNE, or an endorsement or sponsorship by or of the Company or DUNE. Solely for convenience, the trademarks, service marks and trade names referred to in this presentation may appear without the®•©, TM or SM symbols, but such references are not intended to indicate, in any way, that the Company or DUNE will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, copyrights, service marks and trade names.

For the purposes of this presentation, "Affiliate means, in respect of a person, any other person directly or indirectly controlling, controlled by or under common control with, such person (where 'control' when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise) and any director, officer, employee or consultant of any such person.

In connection with the proposed business combination, DUNE will file a Form DEF 14A with the SEC, which will contain a proxy statement, in connection with the proposed transactions contemplated by the Merger Agreement and will mail, when available, the definitive proxy statement and other relevant documents to its stockholders. DUNE and the Company urge investors, stockholders and other interested persons to read, when available, the preliminary proxy statement, the amendments thereto, and the definitive proxy statement in connection with DUNE's solicitation of proxies for the DUNE stockholders' meeting because those documents will contain important information about the proposed business combination. Such persons can also read DUNE's final prospectus dated November 17, 2020 (SEC File No. 333-248698), for a description of the security holdings of DUNE's officers and directors and their respective interests as security holders in the consummation of the proposed business combination. The definitive proxy statement will be mailed to DUNE's stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of such documents, without charge, at the SEC's website at www.sec.gov, or by directing a request to Dune's secretary at 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401 (917) 742-1904. These documents can also be obtained, without charge, at the SEC's web site (http://www.sec.gov).

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DISCLAIMER (CONT’D) No Offer or Solicitation This presentation does not constitute an offer, invitation or recommendation to subscribe for or purchase any shares or other se curities, business or assets, or to enter into any agreement or arrangement and neither this presentation nor anything contained in it or any communication or conduct outside o f i t shall form the basis of any contract or commitment. The information contained herein does not constitute an offer to sell or a solicitation of an offer or a recommen dat ion to purchase securities under the securities laws of any jurisdiction, including the United States Securities Act of 1933, as amended, or any US state securities laws, or a solic ita tion to enter into a transaction. This presentation is not intended to be, and does not constitute, a prospectus, product disclosure statement, short form prospectus or profile stateme nt and has not been lodged with any authority. DUNE and the Company and their respective directors, executive officers and other members of their management and employees, und er SEC rules, may be deemed to be participants in the solicitation of proxies of DUNE's stockholders in connection with the proposed business combination. Inve sto rs and security holders may obtain more detailed information regarding the names, affiliations and interests of DUNE's directors and executive officers in DUNE's final prospe ctu s dated November 17, 2020 (SEC File No. 333 - 248698), which was filed with the SEC on December 21, 2021. Information regarding the persons who may, under SEC rules, be de eme d participants in the solicitation of proxies of DUNE's stockholders in connection with the proposed business combination will be set forth in the proxy statement for the pro pos ed business combination when available. Information concerning the interests of DUNE's and the Company's participants in the solicitation, which may, in some cases, be different than those of DUNE's and the Company's equity holders generally, will be set forth in the proxy statement relating to the proposed business combination when it beco mes available. 7

I. Introduction

Daniel Pipitone Co - Founder & CEO Kosta Corriveau CTO Carter Glatt CEO & Director Andrew Koslow General Counsel 9 TODAY’S PRESENTERS

DUNE ACQUISITION CORP. IS LED BY A DIFFERENTIATED AND SEASONED MANAGEMENT TEAM Dune’s management team has the operational expertise to execute throughout the life - cycle of a SPAC transaction x Well - rounded Board of Directors who are synergistic and accretive thought partners in the FinTech , Software, Internet, and Consumer Sectors x History of investing and scaling early - stage and mature assets, defining product road maps, strategic outlooks, and go - to - market functions x Capital markets expertise leads to deal structure optimization, which positions a transaction to drive long - term shareholder return Carter Glatt – CEO and Director • Previously Head of Corporate Development at $552mm technology - focused SPAC Igor Fuks Jeron Smith William Nance Michael Castady Board’s Experience Dune Board of Directors 10

Significant and Growing Addressable Market Opportunity with Powerful Secular Tailwinds Self - directed retail traders continue to grow in size and sophistication, demanding increasingly advanced functionality Full - Featured Trading Platform, Designed to Address the Full Spectrum of Active Traders Combines professional - grade market access, next - gen trading tools and 24x7 customer service to optimally serve active traders Differentiated Short Locates Service Functionality Patent - pending service features a proprietary short locate marketplace and delivers access to hard to locate securities Compelling Unit Economics and Financial Characteristics Strong 1st year per account revenues relative to customer acquisition costs Robust Revenue Per Account Expansion Potential From Near Term Product Roadmap Global expansion, new asset classes, new product features Unique Combination of Growth and Profitability with an Attractive Entry Valuation Superior growth and margin profiles relative to publicly traded brokerage peers Highly Engaged, Loyal Community of Active Trader Clients Platform capabilities and superior customer service drives strong user growth, utilization, and loyalty Led by an Experienced Leadership Team of Active Traders and Technologists Multi - disciplinary leadership team and board with relevant, deep industry expertise 11 KEY INVESTMENT HIGHLIGHTS

Dune Acquisition Criteria Differentiated product offering with the potential for disruption in the Software and Fintech sector Differentiated proprietary technology and intellectual property rights Disciplined organic growth and profitable unit economics Accomplished management teams who are subject matter experts and have a history of outperformance Attractive customer metrics Can benefit from being a publicly traded company, access to broader debt and equity markets, and expanded branding opportunities 12 TRADEZERO IS THE IDEAL TARGET FOR DUNE ACQUISITION CORP.

TRANSACTION SUMMARY

- Implied transaction value of $556M with $716M pro-forma equity value
- Transaction represents 14.9x 2022E P/E[3] and 4.9x 2022E revenue
- Transaction expected to be funded by Dune's $173M cash in trust[4]
- Net proceeds from the transaction of $160M placed on balance sheet, net of transaction expenses
- Excludes up to additional 9.0 million earnout shares, subject to vesting[5]
- Current shareholders of TradeZero to maintain ~70% pro-forma ownership
- Closing expected to occur 1Q'22. Subject to customary regulatory approvals

Pro Forma Ownership



6%
24%
70%
TradeZero Rollover Shares
Dune Public Shares
Dune Founder Shares

Pro Forma Valuation

Illustrative Share Price	$10.00
(x) Pro-Forma Shares Outstanding	71.6
Implied Pro-Forma TZ Equity Value	$716M
(-) Pro-Forma Net Cash & Investments[1]	($160M)
Implied Pro-Forma Enterprise Value[2]	$556M

Sources ($M)

Existing Dune Cash in Trust	$173
Shares Issued to TradeZero	500
Existing Cash on TradeZero Balance Sheet	10
Total Sources	$683

Uses ($M)

Cash to PF Company Balance Sheet	$160
Shares Issued to TradeZero	500
Estimated Fees & Expenses	23
Total Uses	$683

Note: See Appendix for GAAP to Non-GAAP reconciliation.
(1) Assumes no Dune shareholders have exercised their redemption rights.
(2) Implied pro-forma enterprise value calculated as Implied pro-forma TZ equity value plus gross debt less cash & cash equivalents and equity investments.
(3) Calculated as pro-forma equity value divided by projected net income. Projected net income excludes addition of stock-based compensation expense on go-forward basis.
(4) Cash value in trust as of June 30, 2021.
(5) Earnout shares consist of three equal tranches of 3.0 million shares (totaling 9.0 million shares) eligible for vesting if Company's shares trade at each of $12, 15 and $18 per share, respectively, for 20 out of any 30 consecutive days over the first 36 months from the de-SPAC; Earnout shares, subject to vesting, create additional alignment of incentive.

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II. TradeZero Overview

INTRODUCTION TO TRADEZERO

Building <u>the</u> platform to optimally serve the needs of the global active trader community

TRADEZERO



Awarded Best Brokerage for Short Selling at the 6th Annual Benzinga Global Fintech Awards

The TradeZero Advantages

PATENT PENDING LOCATES SERVICES

- ✓ Enable short sales in non-easy-to-borrow stock
- ✓ Proprietary technology drives increased profit opportunity

NEXT-GEN ACTIVE TRADING PLATFORMS

- ✓ Choice of four front end platforms
- ✓ Real-time streaming and pre- and post- market trading access

INTERNATIONAL ACCESS

- ✓ Provides U.S. market access to international traders

EXCEPTIONAL CUSTOMER SERVICE

- ✓ 24 x 7 live, personalized customer service support
- ✓ Ability to speak with licensed representative quickly

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TRADEZERO AT A GLANCE

Next generation active trader platform featuring engaged users, attractive unit economics, and compelling financial performance

Compelling Financial Profile

$85M	55%	$51M	60%	$38M	45%
'21E Revenue	'20A-'21E Revenue Growth	'21E Adj. EBITDA[1]	'21E Adj. EBITDA Margin[1]	'21E Adj. Net Income[1]	'21E Adj. Net Income Margin[1]

Growing, Engaged User Base

90%
Active Accounts CAGR '19-'21E[2]

51%
Avg. Account Equity CAGR '19-'21Q2[3]

~1,300
Trades in 1st Year on Average Per Account[4]

Attractive Unit Economics

~17.5x
1st Year Rev / CAC Ratio

~$225
TTM Customer Acquisition Cost[5]

~$4k
1st Year Revenue Per Account [6]

Note: See Appendix for GAAP to Non-GAAP reconciliation.
(1) Adjusted net income and adjusted EBITDA are adjusted for $16 million of excess owners' compensation and $1.6 million of stock-based compensation in '21E.
(2) Per FINRA definition, "Active Account" is any account with more than $0.50 of equity.
(3) Average Account Equity represents the average account balance per account.
(4) Based on overall average unique orders filled in the first year of an account for the period January 1, 2019 to June 30, 2021.
(5) Customer Acquisition Cost (CAC) defined as marketing and advertising expense divided by new accounts for LTM 2Q21.
(6) First year revenue is defined as actual historical revenue for the 365 days post funding of an account for the period January 1, 2019 to June 30, 2021.

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DIFFERENTIATED ACROSS PRODUCT, TECHNOLOGY AND SUPPORT

Active retail traders choose TradeZero for its professional-grade market access, trading tools and customer service

Product

- Short “Locate” Services
- Equity & Options Trading
- Multi-Leg Options, Cryptocurrency, Futures, FX (coming)

Technology

- Multi-Asset Class
- Multi-Platform Access Delivered via Web, Desktop and Mobile Devices
- Best-in-Class Shorting Capabilities
- Pre & Post-Market Trading & Fast Execution
- Real-time Price Data and Charts
- Wide Access to Stocks, Including Small Caps
- Ability to Trade OTC Stocks[(1)]
- Ability to Place Multiple Orders Simultaneously
- 6:1 Intraday Trading & 2:1 Overnight Leverage[(2)]

Service

- 24 x 7 Live Customer Support

Built By Active Traders, For Active Traders

TRADEZERO

(1) Above a certain price.
(2) Offshore only.

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TRADEZERO IS BUILT FOR TODAY'S ACTIVE TRADER

A paradigm shift in the evolution of the retail trader has created a sophisticated and significantly underserved class of increasingly sophisticated active traders

Today's active traders face issues at times with trading platform offerings

- Legacy systems and clunky UI
- Limited customer support
- Trading confined to market hours
- No or limited short-selling capabilities
- US equities built for domestic access
- High minimum account requirements

TODAY'S ACTIVE TRADERS NEED:

- Better tech, features, and flexibility
- Better access to full range of market capabilities
- Better customer service
- Better speed, reliability, and performance

TradeZero's next generation platform provides traders the capabilities, tools, and service they need

Differentiators

- High-performance platform
- Live customer service 24x7
- Trading hours beyond market hours
- Easily accessible short selling
- US equities easily accessible to international users
- Full product suite for small accounts (as little as $500)(1)

(1) Represents minimum account balance required for international account customers to access all applicable TradeZero capabilities.

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III. Market Opportunity

GLOBAL ONLINE TRADING PLATFORM MARKET SIZE (1) (1) Source: Verified Market Research. Represents market size defined as revenue for Online Trading platforms, also referred as El ect ronic trading platforms, defined as a computer software programs used to place orders for financial commodities over a network with an inte rme diary like an online broker. Online trading platforms may include services such as trading in bonds, stocks (shares), international currencies, an d o ther financial instruments. (2) Source: World Federation of Exchanges; https://focus.world - exchanges.org/issue/september - 2021/dashboard CAGR 4.2% NASDAQ - US TMX Group NYSE London Stock Exchange NASDQ CMX Nordic Exchange Shanghai Stock Exchange SOC Swiss Exchange Euronext Korea Exchange Japan Exchange Group Hong Kong Exchange and Clearing Shenzhen Stock Exchange Notional Stock Exchange of India BSE India Limited Australian Securities Exchange 90+ Stock exchanges with total value of ~$119 Trillion (2) $20T $10T $5T $2T $13.1 Billion $18.3 Billion 2019 2027E 20 LARGE AND GROWING TOTAL ADDRESSABLE MARKET WITH CLEAR INTERNATIONAL GROWTH OPPORTUNITIES

10% 23% 31% 27% 9% 6% 50% 44% 2010 2021 Retail Institutional Buy Side Bank Non-Bank Market Makers/HFT RISE OF THE RETAIL TRADER SUPPORTED BY POWERFUL TRENDS RETAIL GENERATING AN INCREASING SHARE OF TRADING VOLUME… U.S. equity volume by market participant Source: Bloomberg Intelligence, Deutsche Bank Asset Allocation. Wider and increasing equity ownership in US <35 age cohort Retail trading costs at historic lows Low Interest Rates Higher risk appetite Ease of Account Opening and Funding Democratization of trading information and idea generation ∆ (bps) …DRIVEN BY BROAD AND PERSISTENT CONSUMER TRENDS (600) (400) +1300 (300) 21

CAPTURING THE ACTIVE RETAIL TRADER

TradeZero targets a range of active traders at various levels of sophistication

TRADEZERO Target Trader Profiles

Mobile Trading App	New or Rising Trader	Intermediate Trader	Advanced Trader	Institutional Electronic Brokerage
Illustrative Casual Trader				**Illustrative Professional Trader**
Fresh to investing and trading is a source of entertainment	**Looking to explore and possibly get serious about trading**	**Collecting and refining systematic trading strategies and risk management practices**	**Professional-level trading skills and behaviors**	**Trades professionally for a hedge fund, prop desk or as a RIA**
~$100 Illustrative Avg. Annual Revenue Per Account(1)	**~$800** 1st Year Revenue Per Account (2)	**~$4,800** 1st Year Revenue Per Account (2)	**~$48k** 1st Year Revenue Per Account (2)	**~$2,200** Illustrative Avg. Annual Revenue Per Account(3)
• Conducting first trades using online broker • Trade in small volumes / fractions • Tend to buy and hold • Prefer commission-free trading	• Tend to trade daily • Often new to shorting • Use common, basic strategies	• Trade daily, albeit part-time • Understand shorting and use of locates • Introducing own custom strategies	• Trade daily, often full-time • Large 'toolbox' of evolving strategies • Adopt strategies to evolving markets	• Seek high-speed, high volume trade execution • Run advanced scenario analyses and model portfolios • Require professional compliance services
Source of next generation of retail traders →		**~$4,000** 1st Year Revenue Per Account(2)		← **Existing pro traders seeking differentiated platform**

(1) Source: HOOD S-1; Represents 2020 Revenue divided by average of Net Cumulative Funded Accounts for Robin Hood. Presented for illustrative purposes.
(2) First year historical revenue defined as follows: Advanced as the top 5% of all accounts, Intermediate as the next 20% and new and rising as the remaining. Based on accounts funded between January 1, 2019 to June 30, 2021; For accounts without 365 days of actual history, revenue was interpolated to 365 days.
(3) Source: IBKR 2020 10-K; Represents 2020 Net Commission Revenue divided by Average Accounts for Interactive Brokers. Presented for illustrative purposes.

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POSITIONING VS. COMPETITORS

TradeZero is well positioned in the active trader space, a market segment that traditional brokers have historically struggled to successfully enter organically



High
Trader Sophistication
Low
Interactive Brokers
E*TRADE
Fidelity
charles SCHWAB
TradeStation
TRADEZERO
eToro
Robinhood
Webull
Active Trader Space
Low
Platform Sophistication
High

WHY SOPHISTICATED TRADERS CHOOSE TRADEZERO

UNRIVALED ACCESS TO HARD-TO-FIND SHARES FOR SHORTING VIA TRADEZERO LOCATOR

PROPRIETARY, PROFESSIONAL-GRADE, FEATURE-RICH USER INTERFACE

SUPERIOR PERSONALIZED 24/7 CUSTOMER SERVICE

PROVIDE U.S. MARKET ACCESS FOR INTERNATIONAL TRADERS

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IV. TradeZero's Product & Tech

(1) $59/month includes both Pro and Web, as of October 10, 2021. ZERO PRO ZERO WEB ZERO MOBILE ZERO FREE Provides the speed and all the features needed for active traders An easy - to - use browser - based platform that will run on any device A completely free real - time browser - based trading system A state - of - the art iOS and Android mobile platform Functionality Convenience $59/month (1) Free Free $59/month (1) 25 CORE PRODUCT OFFERINGS TradeZero offers a range of platforms for users with various needs

PATENT PENDING SHORT LOCATES SERVICE

TradeZero makes shorting easier and potentially more successful

WHAT IT IS

TradeZero's newly-launched, patent pending Locates service includes unique functionality that allows users to sell back short locates that are no longer needed, creating the world's only retail marketplace for short locates

AVAILABILITY

Most retail broker-dealers do not offer a Locate service, let alone a short locate marketplace with locate providers competing for client acceptance

TRANSPARENCY & SPEED

At other brokers, getting Locate availability and rate, and purchasing a Locate is opaque and time consuming

ADVANTAGES

- Traders can sell back locates, creating additional revenue opportunities
- Traders know that with TZ, even if they are out of inventory on a symbol that there is potential of more availability from another user selling back later in the day
- Creates another source of locate supply on some of the harder to locate symbols

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TRADEZERO LOCATE SERVICES: A TYPICAL TRANSACTION



SHORT SELLING
User decides to short shares believing future value of the shares will fall
TRADEZERO
Lends Easy to Borrow ("ETB") shares to user
Locates non-ETB shares
TradeZero locates non-ETB shares, typically takes seconds (1)
User covers short position
User sells unused Locates back to TradeZero
STOCK
User accepts the shares and decides to short the shares
Fees are generated when user accepts the non-ETB located shares
PATENT PENDING
TradeZero buys back un-used locates for its own inventory
User changes mind and decides not to use the located shares
User can sell back locates to TradeZero that are no longer needed (to the extent TradeZero has other users that would like to purchase the same locate) and recover a portion of the locate fees incurred

TRADEZERO

(1) The TradeZero Locator has a configured maximum response time of ~8 seconds as of October 10, 2021.

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V. Customers & Growth

(1) Per FINRA definition, “active account” is any account with more than $0.50 of equity and Average Account Equity represents th e a verage account balance per account as of June 30, 2021. TRADEZERO IS POISED TO CONTINUE BUILDING ON ITS STRONG CUSTOMER GROWTH Active Accounts Avg. Account Equity $0k $1k $2k $3k $4k $5k $6k $7k $8k $9k 0 2k 4k 6k 8k 10k 12k 14k 16k 18k 20k Q1 2017 Q2 2017 Q3 2017 Q4 2017 Q1 2018 Q2 2018 Q3 2018 Q4 2018 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 29 ~18k Active Accounts Avg. Account Equity of ~$8k TOTAL ACTIVE ACCOUNTS AND AVERAGE EQUITY OVER TIME (1)

TRADEZERO KNOWS ITS CUSTOMERS

WHO IS THE TRADEZERO CUSTOMER?

- **Non-professional individuals** (1) investing their own personal capital
- Near ~40% (2) of users on any given month use the **TradeZero Locator**
- **Over 75% of users** on average engage (3) with the platform on a monthly basis
- The median age is **33 years old,** and the average age is **34 years old** (4)
- **Global user base:** 76% (5) of users are outside the US

WHAT DO TRADEZERO CUSTOMERS WANT?

ACCESS TO HARD-TO-FIND SHARES FOR SHORTING

PROPRIETARY, PROFESSIONAL-GRADE, FEATURE-RICH USER INTERFACE

SUPERIOR PERSONALIZED 24/7 CUSTOMER SERVICE

PROVIDE U.S. MARKET ACCESS FOR INTERNATIONAL TRADERS

HOW DO PROSPECTIVE CLIENTS FIND TRADEZERO?

- Active Trader Education Services
- Active Trader Support Services
- Star Traders and FinTech Influencers
- Loyal Customer Word of Mouth

(1) "non-professional individuals" as defined by the exchanges. (CTA and UTP)
(2) Based on unique accounts doing one locate in a month divided by total accounts that logged in during that month based on January 1, 2020 to June 30, 2021.
(3) User engagement is defined as unique user log ins divided by total active accounts in any given month, based on January 1, 2020 to June 30, 2021.
(4) Based on all applicants to ever fund their accounts from January 1, 2015 to June 30, 2021.
(5) A global user is defined as any user based outside the United States of America; percentage based on all users as of June 30, 2021.

30

EXCEPTIONAL CUSTOMER SERVICE DRIVES USER LOYALTY (1) The Average of each day’s average time to answer a chat between January 1, 2020 to June 30, 2021. (2) Trustpilot.com reviews as of September 16, 2021. Industry leading customer service capabilities 1 2 Extremely satisfied customer base 3 100% human customer service - no chat bot Avg. Wait Time < 1.5 min (1) TradeZero’s live 24 / 7 customer service availability and live - chat approach with real people drives high customer satisfaction “Great user support, they are second to none, prompt and very helpful! Far better than any other brokers I have used” Customer Service Ratings (2) 4.7 3.6 3.3 1.3 1.1 1,862 Reviews: 8,490 1,412 152 3,327 31

PROVEN USER ENGAGEMENT, RETENTION AND MONETIZATION TradeZero’s user base is highly sticky with strong engagement and monetization ~$225 Avg. TTM Customer Acquisition Cost (1) ~$4k 1st Year Revenue Per Account (2) ~17.5x 1st Year Rev / CAC Ratio ~75%+ User engagement (3) 8% 6% 5% 6% 6% 4% 4% 4% 2% 45% 35% 30% 28% 24% 16% 16% 10% 8% 48% 59% 65% 54% 37% 30% 28% 23% 15% 12% 32% 50% 52% 50% 52% 13% 23% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Q2'19 Q3'19 Q4'19 Q1'20 Q2'20 Q3'20 Q4'20 Q1'21 Q2'21 Pre-2018 2018 2019 2020 2021 LOYAL AND ENGAGED CUSTOMER BASE… Quarterly revenue by annual cohort ~77% of TZ’s Q2 ’21 revenue generated by customers acquired before 2021 (1) Customer Acquisition Cost (CAC) defined as marketing and advertising expense divided by new accounts for LTM 2Q21. (2) First year revenue is defined as actual historical revenue for the 365 days post funding of an account for the period January 1, 2019 to June 30, 2021. (3) User engagement is defined as unique user log ins divided by total active accounts in any given month, based on January 1, 20 20 to June 30, 2021. 32 ...with High 1ST YEAR REV/CAC … Metrics as of June 2021

SOLID CUSTOMER KNOWLEDGE AND EXCEPTIONAL CUSTOMER SERVICE LEADS TO A CLEAR AND DEFINED EXPANSION PLAN

TradeZero has established a 'Three Pillar Expansion Strategy' to drive growth

Knowledge of our customers

	1. Geographic	2. Product	3. Platform Build Out
Stage 1 (2021-2022) "First Steps"	> TradeZero Canada	> Cryptocurrency > Complex options	> Institutional Locates
Stage 2 (2022+) "Scale Out"	> Europe > Middle East > APAC > Latin America	> Commodities Futures > Foreign Exchange	> Self-Clearing > Margin Loan > Security Lending

TRADEZERO

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ROADMAP FOR INTERNATIONAL EXPANSION

TradeZero will utilize geographic expansion to acquire a larger user base



TZ CANADA

Est. Launch Date	2022
Est. Market for New Accounts(1)	160,000+

UK

Est. Launch Date	2023
Est. Market for New Accounts(1)	700,000+

TZ EUROPE

Est. Launch Date	2023
Est. Market for New Accounts(1)	2,400,000+

TZ Asia Pacific

Est. Launch Date	2024
Est. Market for New Accounts(1)	4,600,000+

TZ LATIN AMERICA

Est. Launch Date	2024
Est. Market for New Accounts(1)	1,200,000+

TZ MENA

Est. Launch Date	2023
Est. Market for New Accounts(1)	900,000+

1. Per BrokerNotes "The Modern Trader" 2018 research report. Canadian market calculated as implied share of North American market by population.

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GROWING OPPORTUNITY FOR TRADEZERO

TradeZero is well positioned to capitalize on the expanding demands of retail traders

TRADEZERO TODAY


Short Locate Service
Basic Equity Options
U.S. Equities

FUTURE CATEGORY EXPANSION OPPORTUNITES


International Equities
Commodity Futures
FX
Complex Options
Cryptocurrency
Short Locate Service
Basic Equity Options
U.S. Equities

TRADEZERO

35

NEW PRODUCTS AND CAPABILITIES

TradeZero's growth is powered by a promising, organic product roadmap

Crypto Trading

- Trading of 40+ digital tokens
- Powerful combination of active trader + 24/7 trading + unrestricted trading (no PDT rules)

Institutional Locates

- Platform API for brokers and clearing firms to be able to tap into TradeZero's locate system
- Separate revenue stream as they provide these services to other brokerages
- Further improvement of the liquidity and benefit of TradeZero's existing locates service

Launch of New Mobile App

- Stand-alone mobile trading platform allowing users to on board, fund, and trade
- New mobile app completely redone using new cloud infrastructure and services
- Built for fast trading and easy locates, in expectations of a lot of our users' trading migrating to Mobile over time

Complex Options

- First iteration launch of complex options in all TradeZero products, desktop, mobile and web traders
- Tie in of TZA's NYSE Amex floor operations with velvet rope options trading service

Self-clearing

- Significant operational and financial advantages on expanding service range and reducing costs
- Better control on start of day balances and end of day processing

Represents incremental upside opportunities not modeled into financial projections

TRADEZERO

36

VII. Financial Summary

Fees • Intraday locates and pre - borrows • Overnight borrow charges • Banking fees Commissions • Equity & option commissions and routing fees • On a per - share basis with a trade minimum PFOF & Rebates • Payment for order flow • Exchange rebates on equities and options Others • Platform subscription fees • Interest income HOW WE GENERATE REVENUE 1H 2021A REVENUE SEGMENTATION Commissions Fees PFOF & Rebates Others 1H 2021A SOURCES OF TRADEZERO REVENUE 57% 34% 8% 1% 38

TRADEZERO PROJECTED FINANCIAL SNAPSHOT REVENUE ($MM) ADJUSTED NET INCOME (1) ($MM) (1) Excludes non - recurring compensation expense from 2019 to 2021; Excludes addition of stock - based compensation expense on go - forwa rd basis. Gross Margin % Adj. Net Income Margin % Adj. EBITDA Margin % ADJUSTED EBITDA (1) ($MM) 56% 60% 56% 58% 31% 43% 45% 42% 43% 91% CAGR 90 % CAGR 75% CAGR $16 $55 $85 $114 $154 FY19A FY20A FY21E FY22E FY23E $7 $31 $51 $64 $89 FY19A FY20A FY21E FY22E FY23E 78% 79% 84% 83% 84% 41% 39

4 16 28 41 57 FY19A FY20A FY21E FY22E FY23E DRIVERS OF REVENUE GROWTH 121% 120% 64% 46% 32% 94% CAGR DARTs (2) (MM) ACTIVE ACCOUNTS (1) ( 000s ) (1) Per FINRA definition, “active account” is any account with more than $0.50 of equity. (2) Daily Average Revenue Trades as defined by Nasdaq: https://www.nasdaq.com/glossary/d/daily - average - revenue - trades Y/Y Growth % 6 13 21 30 40 FY19A FY20A FY21E FY22E FY23E - 313% 70% 46% 40% 6 2 % CAGR Equity Share DARTs Options DARTs Locate DARTs 40

$10 $33 $43 $51 $69 $4 $17 $27 $42 $54 $5 $7 $12 $16 $7 $10 $14 $16 $55 $85 $114 $154 '19A '20A '21E '22E '23E Fees Commissions PFOF & Rebates Others PROJECTED REVENUE BUILD 75% CAGR FY $3,634 $5,968 ~$4,400 ~$4,400 ~$4,400 Revenue / Avg. Active Account 41 REVENUE ($MM)

TRADEZERO SUMMARY PROJECTED P&L Note: See Appendix for GAAP to Non - GAAP reconciliation. FY ending December 31. (1) Excludes addition of stock - based compensation expense on go - forward basis, includes estimated public company expenses. (2) 2019 - 2021 excludes impact of Excess Owners Compensation of $4mm in 2019, $13mm in 2020 and $16mm in 2021. '19A-23E ($ millions) FY19A FY20A FY21E FY22E FY23E CAGR Revenue $16 $55 $85 $114 $154 75% % growth 234% 55% 35% 35% Clearing and Execution Fees ($4) ($11) ($14) ($20) ($25) 62% % revenue 22% 21% 16% 17% 16% Gross Profit $13 $43 $71 $94 $129 79% % margin 78% 79% 84% 83% 84% % growth 239% 65% 33% 37% Operating Expenses (1) ($6) ($13) ($21) ($31) ($40) 61% % revenue 37% 23% 24% 27% 26% Adj. EBITDA (1) $7 $31 $51 $64 $89 91% % margin 41% 56% 60% 56% 58% % growth 353% 66% 26% 40% Adj. Net Income (1) $5 $23 $38 $48 $66 90% % margin 31% 43% 45% 42% 43% % growth 359% 64% 25% 38% (2) (2) (2) 42

VIII. Appendix

TRADEZERO'S RISK MANAGEMENT

Market Risk Management Systems and Processes

Limitations on Position Openings	• Single symbol concentration limits • Required margin adjustable at account level / symbol level based on volatility and other factors
Automated Risk Reduction	• System will automatically send orders to close positions within ~8 seconds(1) of client margin falling below pre-set threshold
Broker Trade and Risk Surveillance	• High ratio of licensed brokers to client accounts • Licensed brokers continually monitor client trading activity using TradeZero's Back Office system

ACH Fraud Prevention

- **Digital background checks of all clients prior to accepting funds**
- **Manual background checks of 1st time large depositors**
- **ACH deposit limits**
- **Intelligence sharing with our financial partners**

TRADEZERO

(1) Can vary based on liquidity or halts in underlying stocks held in an account.

44

ATTRACTIVE ENTRY MULTIPLE VS. SELECTED ONLINE BROKERAGE COMPARABLE COMPANIES Online Brokers Source: Company Filings, S&P Capital IQ. Note: See Appendix for GAAP to Non - GAAP reconciliation. Market data as of October 8, 20 21. Comparable company projections reflect median analyst consensus estimates. (1) Excludes addition of stock - based compensation expense on go - forward basis, includes estimated public company expenses. 2021 Adj. Net Income excludes impact of Excess Owners Compensation of $16mm. (2) TradeZero P/E calculated as proforma equity value divided by Adj. Net Income. Comparable company P/E calculated as share price divided by analyst consensus EPS es ti mates. (3) Calculated as ’22 P/E / (’21E - ‘23E Net Income CAGR*100). Crypto Brokers International Brokers 14.9x 21.8x 23.6x 35.2x 20.3x 29.1x ’21 – ’23E NET INCOME CAGR NI GROWTH ADJ. ’22 P/E (3) ’22E P/E (2) 18.6X 35.9X 24.3X 22.0X 19.5X 32.3X ’21E P/E (2) (1) 0.48x 1.52x 1.67x NM 0.39x 1.27x 45 31% 14% 14% (25%) 52% 23%

4.9x 7.7x 15.4x 9.9x 9.7x 9.5x 10.9x 5.6x 35% 57% 31% 0% 26% 22% 47% 16% ATTRACTIVE ENTRY MULTIPLE VS. SELECTED CONSUMER FINTECH COMPARABLE COMPANIES Source: Company Filings, S&P Capital IQ. Note: Market data as of October 8, 2021. Comparable company projections reflect medi an analyst consensus estimates. Market capitalizations based on FDSO using the treasury stock method for options, RSUs, and convertible note hedge and warrant transaction. Total Enterprise Value (“TEV”) is calculated as Equity Val ue plus total debt and non - controlling interests less cash & cash equivalents and equity investments. (1) Calculated as ’22E TEV/Revenue / (’21E - ’23E Revenue CAGR *100). ’21 – ’23E REVENUE CAGR GROWTH ADJ. ‘22E TEV/REV (1) ’22E TEV / REV. Consumer FinTech 6.6X 16.4X 12.6X 6.3X 8.8X 11.9X 11.7X ’21E TEV/REV 20.8X 0.14x 0.14x 0.49x NM 0.37x 0.44x 0.23x 0.35x 46

GAAP TO NON-GAAP RECONCILIATION

($ thousands)	FY19A	FY20A	FY21E
Reconcilliation to adjusted EBITDA			
Net Income	$1,979	$12,826	$24,985
Provision for income taxes	$589	$3,464	$7,035
Non-Controlling interest	$0	$0	($44)
Depreciation and Amortization	$108	$789	$1,342
EBITDA	**$2,675**	**$17,078**	**$33,317**
Stock Based Compensation [(1)]	$0	$0	$1,657
Excess Owners' Compensation [(2)]	$4,060	$13,452	$15,600
Adjusted EBITDA	**$6,735**	**$30,530**	**$50,575**
Reconcilliation to adjusted net income			
Net Income	$1,979	$12,826	$24,985
Add: Provision for income taxes	$589	$3,464	$7,035
Non-Controlling interest	$0	$0	($44)
Income before provision for taxes	**$2,567**	**$16,290**	**$31,975**
Stock Based Compensation [(1)]	$0	$0	$1,657
Excess Owners' Compensation [(2)]	$4,060	$13,452	$15,600
Adjustments to income before provision for taxes	**$4,060**	**$13,452**	**$17,257**
Adjusted Income before provision for taxes	$6,627	$29,741	$49,232
Non-Controlling interest	$0	$0	$44
Less assumed provision for taxes	($1,520)	($6,324)	($10,831)
Adjusted Net Income	**$5,107**	**$23,417**	**$38,445**

1. Estimated expense for restricted stock units already issued
2. Costs related to compensation paid by TradeZero to its shareholders who are all also currently employees, such excess compensation determined relative to the compensation that we expect to pay such individuals as continuing employees of TradeZero after the closing of the business combination, which we believe are in line with market-based compensation for similar positions. Adjustments also include $590,000 per month we expect to pay in excess compensation following the signing of the business combination through the closing of the business combination.

TRADEZERO

47

RISK FACTORS Risks related to TradeZero’s Operations • We have a limited operating history, which makes it difficult to evaluate our business and prospects and increases the risks ass ociated with an investment in our common stock. • We have grown rapidly in recent years and we have limited operating experience at our current scale of operations; if we are una ble to manage our growth effectively, our financial performance may suffer and our brand and company culture may be harmed. • We may not continue to grow on pace with historical rates. • We have a limited operating history and may not maintain profitability in the future. • Because a majority of our revenue is transaction - based (including locates, commissions and PFOF), reduced spreads in securities pricing, reduced levels of trading activity generally, changes in our business relationships with market makers and any new regulation of, or any bans o n, PFOF and similar practices may result in reduced profitability, increased compliance costs and expanded potential for negative publicity. • The long - term impact of the COVID - 19 pandemic on our business, financial condition and results of operations is uncertain. • We may require additional capital to satisfy our liquidity needs and support business growth and objectives, and this capital mi ght not be available to use on reasonable terms, if at all, may result in stockholder dilution, and may be delayed or prohibited by applicable regulations. • Harm to our brand and reputation could adversely affect our business. • Our future success depends on the continuing efforts of our key employees and our ability to attract and retain highly skille d p ersonnel and senior management. • We may expand into additional international markets, which will expose us to significant new risks, and our international exp ans ion efforts may not be successful. • Our exposure to credit risk with customers and counterparties, including in connection with margin loans, could result in los ses . 48

RISK FACTORS Risks related to TradeZero’s Industry • We operate in highly competitive markets, and many of our competitors have greater resources than we do and may have products an d services that may be more appealing than ours to our current or potential customers. • If we fail to retain existing customers or attract new customers, or if our customers decrease their use of our products and ser vices, our growth could be slower than we expect and our business may be harmed. • Many of our customers are retail investors and not professional traders, and our trading volumes and revenues could be reduce d i f these customers stop trading altogether or stop using our platform for their investing activities. • Our introduction of new products and services, or changes to existing products and services, could fail to attract or retain cus tomers or generate growth and revenue. • If we do not keep pace with industry and technological changes and continue to provide new and innovative products and servic es, our business may become less competitive and our business may be adversely impacted. • Our business, reputation and industry may be harmed by changes in business, economic or political conditions that impact glob al financial markets, or by a systemic market event. 49

RISK FACTORS Risks related to Our Platform, Technology and IP • Our platform has been, and may in the future be, subject to interruption and instability due to operational and technological fa ilures, whether internal or external. • Our products and internal systems rely on software that is highly technical, and if these systems contain errors, bugs or vul ner abilities, or if we are unsuccessful in addressing or mitigating technical limitations or vulnerabilities in our systems, our business could be adversely affected. • Our success depends in part upon effective operation with mobile operating systems, networks, technologies, products, hardwar e a nd standards that we do not control. • We rely on third parties to perform certain key functions, and their failure to perform those functions could adversely affec t o ur business, financial condition and results of operations. • Our business could be materially and adversely affected by a cybersecurity breach or other attack involving our computer syst ems or data or those of our customers or third - party service providers. • We collect, store, share, disclose, transfer, use and otherwise process customer information and other data, including person al data, and an actual or perceived failure by us or our third - party service providers to protect such information and data or respect customers' privacy could dama ge our reputation and brand, negatively affect our ability to retain customers and harm our business, financial condition, operating results, cash flows a nd prospects. • Our compliance and risk management policies and procedures as a regulated financial services company may not be fully effecti ve in identifying or mitigating compliance and risk exposure in all market environments or against all types of risk. • Any failure to obtain, maintain, protect and enforce our intellectual property rights could adversely affect our business, fi nan cial condition and results of operations. For example, our pending patent applications may not be issued as patents. • Our failure to properly handle cash and securities held on behalf of customers could harm our business and reputation. 50

RISK FACTORS Risks related to Regulation • As a registered broker - dealer, TradeZero is subject to “best execution” requirements. We could be penalized if we do not comply with these requirements and these requirements could be modified in the future in a way that could harm our business. • Regulatory authorities are currently examining industry practices related to securities trading payment for order flow (“PFOF ”) from market makers, liquidity providers and other parties. If such authorities were to ban these practices, we could suffer a loss of material revenue. • If we do not maintain the capital levels required by regulators and self - regulatory organizations (“SROs”), including the SEC an d the Financial Industry Regulatory Authority (“FINRA”), or do not satisfy the cash deposit and collateral requirements imposed by certain other SROs such as the De pository Trust Company (the “DTC”), National Securities Clearing Corporation (the “NSCC”) and the Options Clearing Corporation (the “OCC”), our broker - deale r business may be restricted and we may be fined or exposed to significant losses or subject to other disciplinary or corrective actions. In a worst - case sce nario, failure to maintain these requirements could lead to our broker - dealer business being liquidated or wound down. • Our business is subject to extensive, complex and changing laws and regulations, and related regulatory proceedings and inves tig ations; changes in these laws and regulations, or our failure to comply with these laws and regulations, could harm our business. • We have been subject to regulatory investigations, actions and settlements and we expect to continue to be subject to such pr oce edings in the future, which could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our busi nes s. • We are involved in numerous litigation matters, including SEC and FINRA inquiries, that are time - consuming, and, if resolved adv ersely, could harm our reputation, business, financial condition or results of operations. 51

RISK FACTORS Risks related to the Business Combination • Our ability to successfully effect the business combination and the combined company’s ability to successfully operate the bu sin ess thereafter will be largely dependent upon the efforts of certain key personnel, whom we expect to stay with the combined company following the business com bination. The loss of such key personnel could negatively impact the operations and financial results of the combined business. • If the business combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Dun e’s securities or, following the consummation of the business combination, the combined company's securities. may decline. • There can be no assurance that the combined company’s common stock will be approved for listing on the any national exchange or that the combined company will be able to comply with the continued listing standards of such national exchange. • Subsequent to the consummation of the business combination, the combined company may be required to take write - downs or write - of fs, or the combined company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the com bin ed company’s financial condition, results of operations and the price of its common stock, which could cause you to lose some or all of your investment. • Dune and TradeZero may incur significant transaction costs in connection with the business combination. • The consummation of the business combination is subject to a number of conditions and if those conditions are not satisfied o r w aived, the business combination agreement may be terminated in accordance with its terms and the business combination may not be completed. • Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent th e c ompletion of the business combination. • The business combination or post - combination company may be materially adversely affected by COVID - 19. • Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, incl udi ng our ability to consummate the business combination and results of operations. 52